Exhibit 23.1

Consent of Independent Public Accountants

      We consent to the reference to our firm under the captions “Experts” and “Selected Historical Consolidated Financial Data” in Amendment No. 2 to the Registration Statement on Form S-4 and related Prospectus of Equity Office Properties Trust for the registration of common shares of beneficial interest, Series E cumulative redeemable preferred shares, Series E preferred excess shares, Series F cumulative redeemable preferred shares, Series F preferred excess shares, and Series H cumulative redeemable preferred shares, and Series H preferred excess shares related to the merger of Spieker Properties, Inc. with and into Equity Office Properties Trust and to the incorporation by reference therein of our report dated February 5, 2001, except for Note 25, as to which the date is February 23, 2001 with respect to the consolidated financial statements and schedule of Equity Office Properties Trust included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

May 25, 2001